UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2006

Restore Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51998	41-1955715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Patton Road, St. Paul, Minnesota		55113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(651) 634-3111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2006, Restore Medical, Inc. (the "Company") entered into a Change of Control Agreement with Craig Palmer, the Company’s Vice President, U.S. Sales. The agreement does not provide a specific term for Mr. Palmer’s employment; rather, Mr. Palmer’s employment with the Company is "at-will" and may be terminated at any time, with or without notice, for any or no reason, at either Mr. Palmer’s or the Company’s option. The agreement provides that Mr. Palmer will receive a base salary of $215,000. Pursuant to his agreement, Mr. Palmer is also entitled to participate in the Company’s Management Incentive Plan, which is adopted by the board of directors on an annual basis, pursuant to which he may also earn a yearly performance bonus of up to 25% of his base salary that may be paid with a combination of cash and common stock if the performance criteria set by the Company’s board of directors are met by him and the Company. Mr. Palmer’s agreement provides that if he is terminated without cause (i.e., for reasons other than a willful and deliberate violations of duties or failures to carry out orders, an act of personal dishonesty intended to result in personal enrichment at the Company’s expense or willful and deliberate misconduct), he will receive six months’ base salary and six months of COBRA payments. Further, if Mr. Palmer resigns for good reason (i.e., a material reduction in his responsibilities or base salary or a relocation to more than 40 miles from the Company’s current facility), or if he is terminated without cause following a change in control, he will receive twelve months’ base salary and twelve months of continued group health coverage. For purposes of Mr. Palmer’s agreement, a change in control includes, among other things, a change in beneficial ownership of the Company’s securities from the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of the Company’s securities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Restore Medical, Inc.

October 5, 2006	By:	/s/ Christopher Geyen

Name: Christopher Geyen
Title: Chief Financial Officer